                          MATERIAL CHANGE REPORT UNDER

               SECTION 85 OF THE SECURITIES ACT (BRITISH COLUMBIA)
                   SECTION 146 OF THE SECURITIES ACT (ALBERTA)
                 SECTION 84 OF THE SECURITIES ACT (SASKATCHEWAN)
                   SECTION 75 OF THE SECURITIES ACT (ONTARIO)
                 SECTION 81 OF THE SECURITIES ACT (NOVA SCOTIA)
              SECTION 76 OF THE SECURITIES ACT, 1990 (NEWFOUNDLAND)

ITEM 1.        REPORTING ISSUER

               Royal Group Technologies Limited (the "Company")
               1 Royal Gate Boulevard
               Vaughan, Ontario
               L4L 8Z7

ITEM 2.        DATE OF MATERIAL CHANGE

               The date of the material change herein reported is November 19, 2003.

ITEM 3.        PRESS RELEASE

               A press release disclosing the material change was issued on November 19, 2003 in Toronto, Ontario and disseminated across Canada by CCN Matthews.

ITEM 4.        SUMMARY OF MATERIAL CHANGE

               On November 19, 2003, the Company announced that it has taken pre-tax charges totalling $116 million in the final quarter of fiscal 2003, ended September 30, 2003. The charges relate to Royal Building Systems and Foreign Operations, certain capital assets and inventories, remaining costs associated with the exit from certain window coverings programs, as well as costs associated with the pursuit of a possible sale of shares of the Company. As a result of the transitioning of executive management during the last few quarters of fiscal 2003, and the review process conducted during the exploration of a possible sale of shares of the Company, the strategy and focus of the Company is being repositioned.

ITEM 5.        FULL DESCRIPTION OF MATERIAL CHANGE

               Please see the press release attached hereto as Schedule "A".

ITEM 6.        CONFIDENTIAL REPORT

               Not applicable.

ITEM 7.        OMITTED INFORMATION

               No significant facts have been omitted from this report.

ITEM 8.        SENIOR OFFICER

               For further information, please contact:

               Mark Badger
               Vice President, Corporate Communications

               Tel: (905) 264-0701
               Fax: (905) 264-0702

ITEM 9.        STATEMENT OF SENIOR OFFICER

               The foregoing accurately discloses the material change referred to herein.



               DATED this 27th day of November, 2003 at Vaughan, Ontario.


                                       ROYAL GROUP TECHNOLOGIES LIMITED


                                       Per:  "Scott D. Bates"
                                             -----------------------------------
                                             Scott D. Bates
                                             General Counsel and
                                             Corporate Secretary

                                  SCHEDULE "A"

[ROYAL GROUP TECHNOLOGIES LOGO]


FOR: ROYAL GROUP TECHNOLOGIES LIMITED

TSX, NYSE SYMBOL: RYG

NOVEMBER 19, 2003 - 07:01 ET

ROYAL GROUP ANNOUNCES CHARGES FOR RBS AND FOREIGN OPERATIONS, AND OTHER ASSETS

TORONTO, ONTARIO--Royal Group Technologies Limited (RYG: TSX,NYSE) announced today that it has taken pre-tax charges totalling $116 million in the final quarter of Fiscal 2003, ended September 30, 2003. The charges relate to RBS and Foreign Operations, certain capital assets and inventories, remaining costs associated with the exit from certain window coverings programs, as well as costs associated with pursuit of sale of shares of the Company.

For a period of several months ending in September of 2003, the Company explored financial alternatives to enhance shareholder value, including pursuit of the sale of the Company to certain strategic and financial buyers. The process was concluded without the sale of any shares, and an expense of $2.5 million relating to the process has been recorded in September 2003.

As a result of the transitioning of executive management during the last few quarters of fiscal 2003, and the review process conducted during the exploration of a possible sale of shares of the Company, the strategy and focus of the Company is being repositioned.

The Company's RBS and Foreign Operations are being repositioned to focus on the primary building products that the Company has to offer, with the Royal Building System being positioned as one of many products in the line-up. Furthermore, the Company has chosen to focus primarily on its operations in Mexico, China and Poland. Accordingly, the Company has recorded charges relating to its assets in Argentina and those in the Philippines and Hawaii, as well as impairment charges relating to the repositioning of export and project activities. The total charge recorded in this respect was $57 million.

The Company's various building products are being repositioned to focus on home improvement products and certain niche profitable consumer and construction products. The Company's window coverings business began a repositioning in May of this fiscal year, and in the month of September, achieved a positive EBITDA contribution. Costs associated with the exit process concluded as expected, with the final $5 million being recorded this quarter. Certain other building products (primarily injection molding related), some manufacturing assets and certain management information systems are being repositioned or abandoned. The total charge recorded in respect of this was $34 million, all in respect of fixed assets.

The Company also recorded an additional inventory charge in the amount of $17 million, relating to excess regrind, shavings, wide and off-spec materials and certain other raw material inventories, as a consequence of repositioned product line-ups.

Royal Group Co-Chief Executive Officer and President, Douglas Dunsmuir, commented on the strategic thinking that led to the charges saying, "as a result of a series of reviews that have very critically evaluated all aspects of our business, we are refocusing Royal Group on those business activities that fully lever our core competencies".

It should be noted that EBITDA is a widely used term in financial markets, but is a non-GAAP measurement. EBITDA is defined as earnings before interest, taxes, depreciation, amortization and minority interest.

Royal Group Technologies Limited is a manufacturer of innovative, polymer-based home improvement, consumer and construction products. The company has extensive vertical integration, with operations dedicated to provision of materials, machinery, tooling, real estate and transportation services to its plants producing finished products. Royal's manufacturing facilities are primarily located throughout North America, with international operations in South America, Europe and Asia. Additional investment information is available on Royal Group's web site at www.royalgrouptech.com under the "Investor Relations" section.

The information in this document contains certain forward-looking statements with respect to Royal Group Technologies Limited, its subsidiaries and affiliates. These statements are often, but not always made through the use of words or phrases such as "expect", "should continue", "continue", "believe", "anticipate", "estimate", "contemplate", "target", "plan", "budget", "may", "will", "schedule" and "intend" or similar formulations. By their nature, these forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant, known and unknown, business, economic, competitive and other risks, uncertainties and other factors affecting Royal specifically or its industry generally that could cause actual performance, achievements and financial results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include fluctuations in the level of renovation, remodeling and construction activity; changes in product costs and pricing; an inability to achieve or delays in achieving savings related to the cost reductions or revenues related to sales price increases; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring activities compared to the estimated costs of such actions; the ability to recruit and retain qualified employees; the level of outstanding debt and our current debt ratings; the ability to meet the financial covenants in our credit facilities; changes in product mix; the growth rate of the markets into which Royal's products are sold; market acceptance and demand for Royal's products; changes in availability or prices for raw materials; pricing pressures resulting from competition; difficulty in developing and introducing new products; failure to penetrate new markets effectively; the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks; difficulty in preserving proprietary technology; adverse resolution of litigation and administrative and intellectual property disputes; changes in environmental regulations; currency risk exposure and other risks described from time to time in publicly filed disclosure documents and securities commission reports of Royal Group Technologies Limited and its subsidiaries and affiliates. In view of these uncertainties we caution readers not to place undue reliance on these forward-looking statements. Statements made in this document are made as of November 19, 2003 and Royal disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.

-30-

FOR FURTHER INFORMATION PLEASE CONTACT:
ROYAL GROUP TECHNOLOGIES LIMITED
RON GOEGAN
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
(905) 264-0701
(905) 264-0702 (FAX)
OR
ROYAL GROUP TECHNOLOGIES LIMITED
MARK BADGER
VICE PRESIDENT, CORPORATE COMMUNICATIONS
(905) 264-0701
(905) 264-0702 (FAX)